LEON S. GROSS
                          TRUST AGREEMENT

      THIS AGREEMENT OF TRUST, made and restated as of the 28th day of May, 1997, by and between LEON S. GROSS of Philadelphia, Pennsylvania, (hereinafter called "Settlor"), and LEON S. GROSS of Philadelphia, Pennsylvania, and LAWRENCE M. MILLER, of Washington, D.C., as Trustees (hereinafter called "Trustees").
                      W I T N E S S E T H:
        Settlor does hereby irrevocably assign, convey, transfer and deliver to Trustees all Settlor's right, title and interest in the assets set forth in Schedule "A" attached hereto and made a part hereof.
        Trustees hereby agree to hold the aforesaid property and any other property, real or personal, that may be added from time to time to this trust by Settlor or any other person, by Will, Deed, or otherwise, such proceeds and additions being hereinafter called principal, IN TRUST, upon the following terms and conditions:

         FIRST:    ROSE GROSS CHARITABLE FOUNDATION.
                       A.   The principal shall be used by the
     Trustees to establish a charitable foundation to be known as the "ROSE GROSS CHARITABLE FOUNDATION." The Trustees shall distribute the income and principal of such Foundation exclusively to organizations which are tax-exempt within the meaning of Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), and described in each of Sections 170(c), 2055(a) and 2522 (a) of the Code which advance or promote education, medical research or Jewish causes.
                       B.   The Trustees shall make distributions
     from income and, if income is not sufficient, from principal, from the "ROSE GROSS CHARITABLE FOUNDATION" for the charitable purposes selected by the Trustees, consistent with the objectives set forth above, for each taxable year, in such amount, at such time and in such manner as not to subject the said Foundation to tax on undistributed income imposed by

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     Section 4942 of the Code.
     In addition, the Trustees shall have the unrestricted right to distribute additional income or principal for such charitable purposes set forth above if a majority of Trustees then serving shall authorize such use of income or principal.
                       C.   No part of the net earnings of the
     Foundation should inure to the benefit of any individual. No substantial part of the activities of the Foundation should be involved in carrying on propaganda, or otherwise attempting to influence legislation. The Foundation shall not participate in, or intervene in (including the publishing or distributing of statements), any political campaign on behalf of any candidate for public office, it being intended that the "ROSE GROSS
     CHARITABLE FOUNDATION" be exempt from tax as an organization described in each of Sections 170(c), 2055(a) and 2522(a) of the Code, distributions to which from Settlor's estate shall be deductible under the provisions of Section 2055 of the Code.
                       D.   The Trustees of the "ROSE GROSS
     CHARITABLE FOUNDATION" (1) shall not engage in any act of self-dealing as defined in Section 4941(d) of the Code; (2) shall not hold or retain any excess business holdings as defined in Sections 4943(c) of the Code, which would subject the trust to tax under Section 4943 of the Code; (3) shall not make any investments which would subject the trust to tax under Section
     4944 of the Code; (4) shall not make any taxable expenditures as defined in Section 4945(d) of the Code, and (5) shall make distributions, expenditures and investments (within the meaning of the private Foundation provisions of the treasury regulations) in such manner and at such times as not to subject it to taxes under the provisions of Section 4942 of the Code.
                       E.   The Trustees of the "ROSE GROSS
     CHARITABLE FOUNDATION" shall not (1) lend any part of the principal of the trust; (2) make any services available on a preferential basis to Settlor or any member of Settlor's family;
     (3) pay any compensation from income or principal other than reasonable compensation

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     for services rendered, and (4) purchase
     or sell securities for other than adequate consideration or engage in any transaction which diverts income or principal to Settlor or any member of Settlor's family or any corporation owned by Settlor or Settlor's family.
                       F.   Upon the dissolution of the trust,
     assets shall be distributed for one or more exempt purposes within the meaning of section 501 (c) (3) of the Internal Revenue Code, or corresponding section of any future federal tax code, or shall be distributed to the federal government, or to a state or local government, for a public purpose. Any such assets not disposed of shall be disposed of by the Court of Common Pleas of the county in which the principal office of the trust is then located, exclusively for such purposes or to such organization or organizations, as said Court shall determine, which are organized and operated exclusively for such purposes.

     SECOND:   Trustees' Powers.  In the absolute discretion of
     the Trustees, they shall, in addition to the powers given by law, have the following powers applicable to all property held in trust whether principal or income, and exercisable without order of Court:
                       A.   To retain all stocks, bonds and
     investments owned by the trust estate, and to invest and reinvest in other stocks, bonds and investments, without being confined to what are known as "legal investments", and to sell and transfer the same, whether in person or by attorney, without liability on the part of the purchasers to see to the application of the purchase or consideration monies.
                       B.   To purchase securities at a premium and
     to exercise any option to subscribe for stocks, bonds or other investments; to grant options and proxies; to execute and issue and deliver letter of investment; and to enter into voting trust agreements affecting any estate investments.
                       C.   To join in any plan of lease, mortgage,
     consolidation, exchange or reorganization of any corporation in which the trust may hold stocks, bonds, or other investments or securities.
                       D.   To make distribution of the assets, in
     kind, according to their absolute discretion, and at such valuation as the Trustees shall properly establish therefor.
                       E.   To borrow such sums of money as may be
     required for the purpose of the trust created hereunder, and to secure the loan by a pledge of all or any part of the trust property, or mortgage, and to execute an accompanying bond authorizing the confession of judgment and plain or collateral notes, or other evidences

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     of indebtedness.  Persons or
     corporations advancing money to the Trustees need not inquire into the necessity, expediency or propriety of such a loan, nor see to the application of the money advanced.
                       F.   To exercise any elections available to
     them under applicable law.
                       G.   To hold securities in a nominee form of
     registration.
                       H.   The Trustees, in their sole and
     absolute discretion, shall be authorized at anytime, to take whatever steps are necessary to make the "ROSE GROSS CHARITABLE FOUNDATION" into a non-profit corporation if the Trustees deem it advisable.
                       I.   To commingle any funds held in a trust
     hereunder for investment purposes and to commingle such funds with funds held in any other trust established hereunder and/or funds held in any other trust or trusts established for similar purposes of the trust established hereunder by Settlor or any other person.
        THIRD:    Construction of Trust.
                       A.   In the event that any provision of
     Paragraph SECOND conflicts with a rule of law, treasury regulation or interpretation thereof by the Internal Revenue Service or the courts as to what is a permissible power or action to be possessed or taken by a Trustee of a qualifying charitable foundation, the rule of law, treasury regulation or interpretation of the Internal Revenue Service or the court shall control and completely overrule the provision of Paragraph SECOND, as it pertains the Foundation created hereunder.
                       B.   The "ROSE GROSS CHARITABLE FOUNDATION"
     is intended to qualify as a tax exempt organization as described in Sections 170(c), 2055(a) and 2522(a) of the Code, distributions to which are deductible by Settlor's estate under the provisions of Section 2055 of the Code and that this trust be

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     exempt from Federal Income Tax as an organization described in
     Section 501(c)(3) of the Code. All provisions of this Trust Agreement affecting such Foundation shall be so construed in their application and the trust shall be administered in such manner so as not to impair the validity of the trust for these purposes under the applicable provisions of the Code, and Settlor directs further that insofar as any such provision may adversely affect the tax exempt status of such Foundation, it shall be disregarded and become inoperative and the Trustees shall be further authorized to take such actions as is necessary to amend the provisions of Paragraph FIRST so that it will be so qualified.
                       C.   Except for willful default or gross
     negligence, the Trustees shall not be liable for any act, omission, loss, damage or expense arising from the performance of their duties as Trustees, including the act, omission, loss, damage, or expenses caused by any agent appointed by the Trustees.
        FOURTH:   Irrevocable.  Settlor expressly declares this
     trust to be irrevocable and does not reserve to himself any right or power to amend or revoke said trust.
        FIFTH:    Successor Trustees.
                       A.   Settlor reserves the right to appoint
     additional Trustees to serve with him in such capacity. In the event that LEON S. GROSS is unable or unwilling to serve or continue to serve as Trustee, LAWRENCE M. MILLER shall have the right to designate additional Trustees to serve with him, if in his sole and absolute discretion, he wishes to do so. Notwithstanding anything to the contrary, LEON S. GROSS or LAWRENCE M. MILLER shall have the right, for any reason, to remove a Co-Trustee that either of them may have so designated. In the event of a vacancy in the office of Trustee, and no Trustee is then serving, Settlor appoints PNC BANK, N.A. to fill such vacancy. Any individual Trustee may resign at any time without need for court approval. Any successor or additional Trustee shall have the same powers, duties and authorities as though named as an initial Trustee.

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                       B.   The Trustees may, at any time, in their
     sole discretion, appoint a corporate fiduciary to serve with them as co-Trustee of the Foundation created hereunder. The individual Trustees serving hereunder at any time shall have the right to remove, with or without cause, the corporate Trustee then serving, if so appointed. The corporate fiduciary shall have no voice in the discretion affecting the beneficial enjoyment of the principal or income of the Foundation. Should a corporate fiduciary be appointed hereunder, it shall not be liable for any losses sustained by the trust as a result of decisions made by the individual Trustees in which it does not participate. Such corporate fiduciary shall be entitled to charge Trustee's commissions in accordance with its published, standard schedule of compensation then in effect, provided such fees do not exceed rates then prevailing in the metropolitan area in which it is located.
                       C.   Any lawyer, accountant or other
     professional providing legal, accounting or other professional service to the Charitable Foundation created hereunder, including the Trustees designated herein or subsequently appointed, shall be entitled to compensation at their normal hourly rates provided such compensation is reasonable, plus reimbursement for any incidental, out of pocket expenses that they may incur, out of the Charitable Foundation. For purposes of this provision, the time that any lawyer, accountant or other professional shall spend on the Charitable Foundation, whether to attend Foundation meetings or any other legitimate purpose, shall be compensable at their normal hourly rates.
                       D.   Compensation may be paid to the
     individual Trustees other than Settlor and the individual Trustees shall be reimbursed for all expenditures incident to their duties as a Trustee. Compensation, expense reimbursement, and insurance premiums shall be charged upon the principal or income of the trust established hereunder as Trustees, in their sole discretion, shall determine.

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                       E.   No bond shall be required of any
     Trustee in this or any other jurisdiction.
        SIXTH:    Situs and Choice of Law.  This is a Pennsylvania
     Trust, and questions as to the validity, construction and administration thereof shall be determined in accordance with the laws of and in the court of the Commonwealth of Pennsylvania.
        IN WITNESS WHEREOF, LEON S. GROSS, Settlor, has hereunto set his hand and seal and LEON S. GROSS and LAWRENCE M. MILLER, Trustees, have hereunto set their hands and seals the day and year first above written.
     SIGNED, SEALED AND DELIVERED
     IN the presence of:                        /s/ Leon S. Gross(SEAL)
                                                LEON S. GROSS, Settlor

                                                /s/ Leon S. Gross(SEAL)
                                                LEON S. GROSS, Trustee

                                                /s/ Lawrence M. Miller(SEAL)
                                                LAWRENCE M. MILLER, Trustee

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

COMMONWEALTH OF PENNSYLVANIA     :
                                 : SS
COUNTY OF PHILADELPHIA           :


        On this 28th day of May, 1997, before
     me personally appeared LEON S. GROSS, Settlor and Trustee, known to be the person described in and who executed the foregoing Agreement, and acknowledged that he executed the same as his free act and deed.
        IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal.

     MY COMMISSION EXPIRES:

     July 8, 2000       /s/ Susie M. Volchy
                        NOTARY PUBLIC

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STATE OF  Washington, D.C.            :
                                      : SS
COUNTY OF                             :


        On this 30th day of May, 1997, before
     me personally appeared LAWRENCE M. MILLER, Trustee, known to be the person described in and who executed the foregoing Agreement, and acknowledged that he executed the same as his free act and deed.
        IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal.
     MY COMMISSION EXPIRES:

     10/31/97                    /s/ Cassady
                                 NOTARY PUBLIC


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                            Schedule "A"

                          One ($1.00) Dollar








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